THE JONES FINANCIAL COMPANIES,
                      a Limited Partnership




                             SIXTH

                     AMENDED AND RESTATED

               AGREEMENT OF LIMITED PARTNERSHIP






Dated as of October 1, 1993


                THE JONES FINANCIAL COMPANIES,
                   a Limited Partnership
              (a Missouri Limited Partnership)

SIXTH
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP


THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP entered into as of this first day of October, 1993, by and among John
W. Bachmann as General Partner, and John W. Bachmann as the Attorney-In-Fact for all of the other General Partners, all of the Limited Partners and all of the Subordinated Limited Partners.

W I T N E S S E T H:

WHEREAS, the Partnership was formed as a limited partnership under the Missouri Revised Uniform Limited Partnership Act pursuant to an
Agreement and Certificate of Limited Partnership dated June 5, 1987;

WHEREAS, the Partnership filed on July 15, 1987 its Amended and
Restated Agreement and Certificate of Limited Partnership dated July 15, 1987 (the "Restated Agreement");

WHEREAS, the Partnership filed on August 28, 1987, November 16, 1987, August 5, 1988, August 29, 1988, January 31, 1989, March 21, 1989 and
August 10, 1989 its Amendments No. 1, 2, 3, 4, 5, 6 and 7 respectively, to its Restated Agreement;

WHEREAS, the Partnership filed on June 22, 1989 its Partner List as of May 31, 1989;

WHEREAS, the Restated Agreement as amended is hereinafter referred to as the "First Restated Agreement";

WHEREAS, the First Restated Agreement was amended and restated in its entirety pursuant to a Second Amended and Restated Agreement and Certificate of Limited Partnership dated as of January 31, 1990 (the "Second Restated Agreement");

WHEREAS, the Missouri Revised Uniform Limited Partnership Act was amended in August of 1990 and no longer requires certain information in certificates of limited partnership (filed with the Secretary of State) and now requires corresponding amendments to be made to agreements of limited partnership;

WHEREAS, the Partnership desired that the aforesaid Second Restated Agreement become two separate documents, namely a Third Amended and Restated Agreement of Limited Partnership (the "Third Restated Agreement") and a separate restated Certificate of Limited Partnership;
WHEREAS, the Second Restated Agreement was amended and restated in its entirety pursuant to said Third Restated Agreement dated as of January 31, 1991; and

WHEREAS, the Third Restated Agreement was amended and restated in its entirety pursuant to the Fourth Amended and Restated Agreement of Limited Partnership (the "Fourth Restated Agreement") dated as of
January 1, 1993; and

WHEREAS, the Fourth Restated Agreement was amended and restated in its entirety pursuant to the Fifth Amended and Restated Agreement of Limited Partnership (the "Fifth Restated Agreement") dated as of May 24, 1993; and

WHEREAS, the parties now desire to amend and restate said Fifth
Restated Agreement pursuant to this Sixth Amended and Restated
Agreement of Limited Partnership;

NOW, THEREFORE, pursuant to the terms, covenants and conditions set forth herein and the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE ONE
DEFINED TERMS

The defined terms used in this Agreement shall have the meanings specified below:

"Affiliate" means (1) any Person directly or indirectly controlling, controlled by or under common control with another Person, (2) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other Person, (3) any officer, director or partner of such Person, or (4) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

"Agreement" means this Sixth Amended and Restated Agreement of Limited Partnership, as amended from time to time.

"Capital Account" means an account established by the Partnership and maintained for each Partner, for federal income tax purposes, which account shall be credited with:

(i)the amount of the Partner's Capital Contributions; and

(ii)the amount of Partnership income (including income exempt from federal income tax) and gain (or items thereof) allocated to the Partner pursuant to Article Eight hereof;

and which shall be debited by:

(iii)the amount of Partnership losses and deductions (or items thereof) allocated to the Partner pursuant to Article Eight hereof;

(iv)the amount of Partnership expenditures described in Treasury
Regulations Section 1.704-1(b)(2)(iv)(i) allocable to the Partner in the same proportion as that in which the Partner bears the economic burden of those expenditures; and

(v)the amount of all distributions to the Partner pursuant to Article Eight hereof.

In addition, the Capital Account of each Partner shall be adjusted as necessary to comply with Treasury Regulations Section 1.704-1(b)(2)(iv). In the event the Managing Partner shall determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are completed in order to comply with such regulations, the Managing Partner may amend this Agreement to reflect such modification, provided that it is not likely to have a material effect on the amounts distributable to the Partners pursuant to Article Eight upon dissolution of the Partnership.

If any Partner would otherwise have a negative balance in his Capital Account, the amount of any such negative balance shall be reduced (but not in excess of such negative balance) by the amount of such Partner's share of Partnership Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-1(b)(4)(iv)(f)) after taking into account all increases and decreases to such Partnership Minimum Gain during the taxable year.

In the event that the Partnership is deemed to be terminated for federal income tax purposes due to the sale or exchange of fifty percent (50%) or more of the Partnership interests within a twelve
(12) month period, appropriate adjustment shall be made to the Capital Accounts to reflect the constructive liquidation and reformation deemed to occur upon a termination.

In the event that interests in the Partnership are sold, exchanged or otherwise transferred, and the transfer is recognized under Article Six or Article Seven hereof, or by operation of law, the Capital Account of the transferee will equal the Capital Account of the transferor immediately before the transfer. However, if such a sale or exchange, either alone or in combination with other sales or exchanges within a twelve-month period results in a transfer of fifty percent (50%) or more of the Partnership interests causing a termination of the Partnership for federal income tax purposes, the adjustment required by the immediately preceding paragraph shall be made.

"Capital Contribution" means the total amount of cash or property contributed to the Partnership by each Partner pursuant to the terms of this Agreement. The Capital Contributions of the Partners have been previously set forth on exhibits to this Agreement. From the date hereof, the Capital Contributions of the Partners shall be reflected in the books and records of the Partnership.

"Certificate of Limited Partnership" means the document, as amended or restated from time to time, filed as a certificate of limited partnership under the Missouri Act.

"Event of Withdrawal" means, as to a General Partner, the occurrence of death, adjudication of mental incompetence, bankruptcy, dissolution, or voluntary or involuntary withdrawal or removal from the Partnership or any other event of withdrawal set forth in the Missouri Act.

"Frozen Appreciation Amount" means each General Partner's share of the unrealized appreciation of certain real estate (the "Real Estate") owned by EDJ Leasing Co. on the date such General Partner contributes his general partnership interest in EDJ Leasing Co. to the Partnership plus such General Partner's share of the unrealized appreciation of all stock exchange seats (the "Exchange Seats") owned by or for the benefit of Edward D. Jones & Co. on the date such General Partner contributes his general partnership interest in Edward D. Jones & Co.
to the Partnership.,   The Frozen Appreciation Amount shall be
maintained in the books and the records of Partnership. The Real Estate currently consists of the land and improvements located at 201 Progress Parkway, 141 Progress Parkway, 158 Progress Parkway, 115 Progress Parkway, 135 Progress Parkway, 9 American Industrial Dr. and 20 American Industrial Dr., all in St. Louis County, Missouri. The Exchange Seats consists of one (1) seat on the New York Stock Exchange, one (1) seat on the American Stock Exchange, one (1) seat on the Midwest Stock Exchange and two (2) seats on the New York Futures Exchange. Each year, as of December 31, the Partnership shall appraise (to the extent not previously sold) the Real Estate and the shares of unrealized appreciation shall be appropriately and proportionately adjusted for each General Partner on the books of the Partnership. on the each Valuation Date, if needed for the purpose of making a calculation for purposes of this Agreement, the Partnership shall appraise (to the extent not previously sold) the Exchange Seats and the shares of unrealized appreciation shall be appropriately and proportionately adjusted for each General Partner on the books of the Partnership. The unrealized appreciation per each separate tract of Real Estate and per each separate Exchange Seat as set forth on the books of the Partnership may never exceed the amount used in making the original calculation even if a given appraised value later exceeds such amount. When, as and if a given tract of Real Estate or Exchange Seat is sold, the unrealized appreciation then attributable to such tract of Real Estate or Exchange Seat shall no longer be included in the calculation of the Frozen Appreciation Amount on the books of the Partnership.

"General Partners" means those persons who have executed this Agreement and whose names are set forth in the books and records of the Partnership as being General Partners, and any other Person who becomes a successor or additional General Partner of the Partnership as provided herein.

"General Partner's Adjusted Capital Contribution" means the Capital Contribution of the General Partner plus all Net Income thereafter allocated to the account of the General Partner minus (a) all Net Loss thereafter allocated to the account of the General Partner, and
(b) any cash or property thereafter distributed to (or for the benefit of) the General Partner. Payments of salaries, bonuses or expenses to a General Partner by the Partnership shall not affect such General Partner's Adjusted Capital Contribution.

"General Partner Interest" means a General Partner's entire ownership interest in the Partnership.

"General Partner Percentage" means a percentage determined by dividing a General Partner's Adjusted Capital Contribution by the Adjusted
Capital Contributions of all of the General Partners.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Limited Partners" means those persons who have executed this Agreement and whose names are set forth in the books and records of the Partnershipas being Limited Partners, and any other person who becomes a Limited Partner of the Partnership as provided herein.

"Limiteds" means those persons whose names are set forth in the books and records of the Partnership as being the Limited Partners and the Subordinated Limited Partners, and any other person who becomes a Limited of the Partnership as provided herein.

"Missouri Act" means the Missouri Revised Uniform Limited Partnership Act, as amended from time to time.

"Net Income or Net Loss" means, with respect to any fiscal period, the net income or the net loss of the Partnership, determined in accordance with generally accepted accounting principles; provided, however, there shall be excluded from such net income or net loss any unrealized gains or losses on securities held (whether at the discretion of the Partnership or otherwise) by the Partnership (or by any entity whose financial statements are consolidated with the financial statements of the Partnership) as a hedge against fixed rate borrowings (as opposed to other securities held by the Partnership [or by any entity whose financial statements are consolidated with the financial statements of the Partnership] as inventory for resale in the ordinary course of business).

"Notice" means a writing, containing the information required by this Agreement to be communicated to a party, delivered personally or sent by U.S. mail, postage prepaid, to such party at the last known address of such party as shown on the records of the Partnership, the date of personal delivery or the date of mailing thereof being deemed the date of receipt thereof.

"Partner" means any General Partner or Limited.

"Partnership" means the limited partnership formed by this Agreement by the parties hereto, as said limited partnership may from time to time be constituted.

"Partnership Minimum Gain" means, for Partnership tax purposes, as set forth in Treasury Regulations Section 1.704-1(b)(4)(iv)(c), the amount of gain, if any, that would be realized by the Partnership if it were to sell or dispose of (in a taxable transaction) property subject to a non-recourse liability of the Partnership, in full satisfaction of such liability.

"Person" means a natural person, partnership, limited partnership
(domestic or foreign), trust, estate, association or corporation.

"Profits and Losses For Tax Purposes" means, for Partnership accounting and tax purposes, the various items set forth in Section 702(a) of the Internal Revenue Code and all applicable regulations or any successor law, and shall include, but not be limited to, each item of income, gain, deduction, loss, preference or credit.

"Subordinated Limited Partners" means those persons who have executed this Agreement and whose names are set forth in the books and records of the Partnership as Subordinated Limited Partners, and any other person who becomes a Subordinated Limited Partner of the Partnership as provided herein.

"Valuation Date" means as of the last Friday of each month except for the month of December in which case it means as of the last day of the month.

ARTICLE TWO
CONTINUATION, NAME AND OFFICE, PURPOSES,
TERM AND DISSOLUTION,
       REGISTERED AGENT, PARTNER LIST

2.1 Continuation.

The parties hereto hereby continue the Partnership as a limited partnership pursuant to the provisions of the Missouri Act.

2.2 Name, Place of Business and Office.

The Partnership shall be conducted under the name of "The Jones Financial Companies, a Limited Partnership". The principal office and place of business shall be 201 Progress Parkway, Maryland Heights, Missouri 63043. The General Partners may at any time change the location of such principal office. Notice of any such change shall be given to the Partners on or before the date of any such change.

2.3 Purposes.

The purposes of the Partnership shall be to act as a limited partner in Edward D. Jones & Co., L.P., ("EDJ") to act as a general partner, limited partner, guarantor, stockholder or holding partnership for any other limited partnership, general partnership, corporation or other entity and to engage in such other activities as may be approved by the General Partners.

2.4 Term and Dissolution.

A. The Partnership shall continue in full force and effect until December 31, 2087, or until dissolution prior thereto upon the happening of any of the following events:

(i) The sale of all of the assets of the Partnership;

(ii) An Event of Withdrawal of a General Partner if no General Partner remains; or

(iii) The dissolution of the Partnership by the General Partners.

B. Upon dissolution of the Partnership, the General Partners shall cause the cancellation of the Partnership's Certificate of Limited Partnership, liquidate the Partnership's assets and apply and distribute the proceeds thereof in accordance with Section 8.2 hereof.

2.5 Registered Office and Agent.

The name and address of the Registered Agent and Registered Office for service of process on the Partnership are as set forth in the Certificate of Limited Partnership.

2.6 Amendment to Certificate of Limited Partnership.

The Certificate of Limited Partnership shall be amended within thirty days of the admission or withdrawal of a General Partner.

ARTICLE THREE
PARTNERS AND CAPITAL

3.1 General Partners.

A. The name, last known mailing address and current Capital
Contribution of each General Partner are reflected in the books and records of the Partnership.

B. Any General Partner, in addition to being a General Partner, may also become a Limited by complying with the provisions of Section 3.4 hereof. In such event, said General Partner shall have all the rights and powers and be subject to all the restrictions of a General Partner, except that, in respect to its Capital Contribution as a Limited, he shall have the rights against the other Partners which he would have had if he were not also a General Partner.

C. Any General Partner may, with the consent of the Managing Partner, increase his Capital Contribution from time to time. Such increased Capital Contribution shall be made in such manner and at such time as determined by the Managing Partner and the General Partner Percentages shall be appropriately adjusted and transferred. All such changes shall be reflected in the books and records of the Partnership.

3.2 Admission of Additional General Partners.

A. The Managing Partner may at any time designate additional General Partners with such interest in the Partnership as the Managing Partner and such additional General Partners may agree upon. The additional General Partner shall make his Capital Contribution to the Partnership in such manner and at such time as determined by the Managing General Partner and the General Partner Percentages shall be appropriately adjusted and transferred. All such changes shall be reflected in the books and records of the Partnership. The Managing Partner may admit additional General Partners to the Partnership at any time without the consent of any current General Partner or Limited.

B. Each additional General Partner shall agree, as a condition to becoming an additional General Partner, to be bound by the terms and provisions of this Agreement and any other agreement (including cash subordination agreements) as deemed appropriate by the Managing Partner.

3.3 Limiteds.

A. There shall be two classes of Limiteds, namely, Limited Partners and Subordinated Limited Partners. The name, last known mailing address and current Capital Contribution of each Limited Partner are reflected in the books and records of the Partnership. The name, last known mailing address and current Capital Contribution of each Subordinated Limited Partner are reflected in the books and records of the Partnership.

B. Each Limited Partner shall be paid 7-1/2% per annum, on the principal amount of his Capital Contribution. Such payments shall be made yearly or more frequently, as determined by the Managing Partner. All such payments shall be treated as guaranteed payments.

3.4 Admission of Limiteds.

A. The Managing Partner is authorized to admit to the Partnership
Limiteds who may be admitted as Limited Partners or as Subordinated Limited Partners, at the discretion of the Managing Partner.

B. The Capital Contributions of the Limiteds shall be made in such manner and at such time as determined by the Managing Partner. All such changes shall be reflected in the books and records of the Partnership.

C. Each Limited shall agree, as a condition to becoming a Limited, to be bound by the terms and provisions of this Agreement and any other agreements (including cash subordination agreements) as deemed appropriate by the Managing Partner.

3.5 Partnership Capital.

A. The total capital of the Partnership shall be the aggregate amount of the Capital Contributions of the Partners as provided for herein.

B. Except as provided herein, or as otherwise determined by the Managing Partner, no Partner shall be paid interest on any Capital Contribution to the Partnership.

C. Except as otherwise provided herein, prior to dissolution of the Partnership, no Partner shall have the right to demand the return of his Capital Contribution. No Partner shall have the right to demand and receive property other than cash in return for his Capital
Contribution.

D. The General Partners shall have no personal liability for the repayment of the Capital Contribution of any Limited.

3.6 Liability of Limiteds.

A Limited shall only be liable to make the payment of his Capital Contribution. Except as provided in the Missouri Act, no Limited shall be liable for any obligations of the Partnership. After his Capital Contributions shall be paid to the Partnership, no Limited shall be required to make any further Capital Contribution or lend any funds to the Partnership, except as otherwise expressly provided in this Agreement..

3.7 Participation in Partnership Business by Limiteds.

No Limited (except one who may also be a General Partner, and then only in his capacity as a General Partner) shall participate in or have any control over the Partnership business (except as required by law) or shall have any authority or right to act for or bind the Partnership. The Limiteds hereby consent to the exercise by the Managing Partner and the General Partners of the powers conferred on them by this Agreement.

3.8 Priority Among Limiteds.

Priorities as between classes of Limiteds as to distributions are set forth in Article Eight hereof.


ARTICLE FOUR
RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNERS

4.1 Authorized Acts; Management and Control.

A. Subject to the other provisions set forth below, the General Partners have the exclusive right to manage the business of the Partnership and are hereby authorized to take any action (including, but not limited to, the acts authorized by Section 4.1C below) of any kind and to do anything and everything in accordance with the provisions of this Agreement.

B. John W. Bachmann is hereby designated by the General Partners as the Managing Partner of the Partnership. As the Managing Partner he shall serve as Chairman of the Executive Committee. As Managing Partner, he shall have the absolute right (subject to Section 4.4C hereof) to manage the business of the Partnership on behalf of the General Partners and is hereby authorized to take on behalf of the Partnership and the General Partners any action (including, but not limited to, the acts authorized by Section 4.1C below) of any kind and to do anything and everything in accordance with the provisions of this Agreement. The Managing Partner shall have all the rights, powers and duties usually vested in the managing partner of a partnership including the administration of this Partnership's business and the determination of its business policies and he shall control the management and conduct of all of the business transacted by the Partnership. In particular, but not in limitation of the foregoing, the Managing Partner for, in the name and on behalf of, the Partnership and the General Partners is hereby specifically authorized
(i) to admit to the Partnership any General Partner or Limited;
(ii) to dismiss (in accordance with Section 6.2 hereof) from the Partnership any General Partner or Limited; (iii) to determine the General Partner's Adjusted Capital Contribution (and the related General Partner Percentage) that each General Partner (including the Managing Partner) shall be entitled to maintain; (iv) to determine the guaranteed draw (described in Section 4.5A hereof) to be paid to each General partner (which guaranteed draw shall be set forth on a list to be maintained in the Managing Partner's office which list shall be available for inspection by the General Partners; (v) to fix the Capital Contribution that each Limited shall be entitled to maintain;
(vi) to determine all amounts, if any, to be distributed to the Limiteds pursuant to Section 8.5 hereof; (vii) to convey title to any assets of the Partnership; and (viii) to execute all documents (including, but not limited to, any loan documents or guarantees) on behalf of the Partnership.

C. The General Partners for, in the name and on behalf of, the Partnership are hereby authorized to take any and all actions, and to engage in any kind of activity and to perform and carry out all functions of any kind necessary to, or in connection with, the business of the Partnership (including but not limited to):
(i) executing any instruments on behalf of the Partnership;
(ii) acquiring or selling assets of the Partnership; (iii) entering into loans, guarantees in connection with the business of the Partnership; (iv) acting as a partner or shareholder of, or adviser to, any other organization; (v) contributing capital, as a limited partner or as a general partner, or purchasing other securities in or otherwise investing in EDJ or any other limited partnership, general partnership, corporation or other entity and taking all actions required as a partner, shareholder or investor in any such entity.

D. The special authority granted herein to the Managing Partner shall not be construed to restrict the authority of any General Partner to act as the agent of the Partnership and to execute instruments in the Partnership name for the purpose of carrying on the ordinary business of the Partnership.

E. The Managing Partner may delegate to any General Partner the authority from time to time to execute documents or otherwise exercise the authority of the Managing Partner, but such authority shall not include the authority to increase the capital or change the business policies of the Partnership unless such authority is expressly and specifically granted in writing to such General Partner.

F. Whenever authority is herein conferred upon the Managing Partner or the General Partners, any person, other than a General Partner, dealing with the Partnership may rely conclusively upon the authority and signature of the Managing Partner or any one other General Partner to exercise such authority without determining that such Managing Partner or such General Partner is acting with the approval of the other General Partners. In addition, third parties dealing with the Partnership may rely upon the certification of the Managing Partner or any other General Partner as to the continued existence of the Partnership, the identity of its current Partners and the authority of any Partner to execute any document.

4.2 Restrictions on Authority of the Managing Partner and Executive
Committee.

In the event that a meeting of General Partners is called by the General Partners in accordance with Section 5.1 hereof to vote upon the removal of the Managing Partner or an Executive Committee member, neither the Managing Partner nor the Executive Committee shall from the time of notice of such meeting until after adjournment thereof:
(i) change the General Partner Percentage of any General Partner or
(ii) admit or dismiss any General Partner as a Partner.

4.3 Removal or Dismissal of Certain Partners.

The Managing Partner may be removed from such office and any General Partner may be dismissed as a General Partner (in accordance with Section 6.2 hereof) by a vote of General Partners holding a majority of the General Partner Percentages in the Partnership.

4.4 Executive Committee.

A. An Executive Committee is hereby created consisting of the Managing Partner and nine (9) additional General Partners. Among the purposes of the Executive Committee is to provide counsel and advice to the Managing Partner in discharging his functions.

B. Each member of the Executive Committee shall have one vote.

C. Upon the majority vote of the Executive Committee, the Executive Committee may override any determination made by the Managing Partner as to (i) the General Partner's Adjusted Capital Contribution (and the related General Partner Percentage) that each General Partner (including the Managing Partner) shall be entitled to maintain, (ii) the admission of a new General Partner and (iii) the dismissal of a General Partner.

D. Upon the majority vote of the Executive Committee, the Managing Partner may be removed from his office as the Managing Partner. Upon the majority vote of the Executive Committee a new Managing Partner may be elected whenever the office of Managing Partner is vacant.

E. At any time during which there is no Managing Partner the Executive Committee shall succeed to all of the powers and duties of the Managing Partner.

F. The Managing Partner shall have the right to appoint and dismiss any member of the Executive Committee; provided however that the Managing Partner shall not have the right to dismiss any member of the Executive Committee from the time Notice is given of a meeting of the Executive Committee until the adjournment thereof if the purpose of such meeting is to vote upon one or more of the matters set forth in Sections 4.4C or 4.4D hereof.

G. By a vote of the General Partners holding a majority of the General Partner Percentages in the Partnership, the General Partners may remove any Executive Committee member from his position as an Executive Committee member and elect in his place a new Executive
Committee member.

H. If the General Partners remove any Executive Committee member from his position as an Executive Committee member, the Managing Partner may not appoint such removed Executive Committee member to the Executive Committee for a period of six (6) months thereafter. Any Executive Committee member elected to the Executive Committee by a vote of the General Partners may not be dismissed as an Executive Committee member by the Managing Partner.

I. A meeting of the Executive Committee shall be held (i) at any time on call of the Managing Partner after one (1) day's Notice has been delivered to the Executive Committee members or (ii) on at least ten
(10) day's Notice in advance to the Executive Committee members, jointly signed by any two (2) Executive Committee members, specifying the date, place, hour and purpose of the meeting.

4.5 Guaranteed Draw; Time and Effort; Independent Activities.

A. Each General Partner shall receive a guaranteed draw for his services as determined by the Managing Partner in his sole discretion. Such guaranteed draw shall be treated by the Partnership as a guaranteed payment. Such guaranteed draw shall be reduced by any net commissions earned by any such General partner (and paid to such General Partner by EDJ) who is principally engaged in the sale of securities to the public. If any such General Partner who is principally engaged in the sale of securities to the public at EDJ incurs any reasonable expenses through usual and ordinary means of generating the sales upon which such General Partner is entitled to receive commissions from EDJ, then such General Partner must personally and individually pay, without reimbursement from the Partnership or from EDJ, such expense but such General Partner shall be entitled to deduct such expenses on his personal income tax return.

B. Each General Partner shall devote his entire time, energy, skill and ability to the duties of operating the Partnership and the entities it owns. General Partners shall not engage in outside business activities without the prior written consent of the Managing Partner. Each General Partner agrees not to use the name or property of the Partnership or any entity it owns for his own private business, nor for any purpose whatsoever except those that may be incidental to the conduct and management of the Partnership, nor shall any General Partner use the name of the Partnership or any entity it owns for the use or accommodation of any other person. No General Partner shall incur any obligation in the name of the Partnership or transfer Partnership property except in connection with Partnership business.

C. Each General Partner agrees that he will not, without the written consent of the Managing Partner (i) become a guarantor or surety for any person, firm or corporation; (ii) in the name of the Partnership or any entity it owns or in his own name buy or sell stocks, securities or commodities on margin, either for the account of the Partnership or for his own account; or (iii) pledge or hypothecate any of the property of the Partnership or any entity it owns for any purpose whatsoever.

D. Each General Partner shall submit annually for inspection a copy of his personal federal income tax return to the independent accountants selected by the Managing Partner.

E. Each Partner is expected, and it is regarded as such Partner's duty, to supplement expenses reimbursable to such Partner by the Partnership by additional expenditures of such Partner's personal funds in the furtherance of the Partnership's business which expenditures such Partner shall be entitled to deduct on his personal income tax return; in this connection, as deemed appropriate under the circumstances, such additional expenditures have included in the past and shall include in the future, but shall not be limited to (a) subscribing to professional journals, (b) maintaining active memberships in professional associations, other associations, luncheon clubs and other clubs where the Partner will have an opportunity to further the development of, and to maintain the Partnership's relationship with, its customers, (c) providing space and facilities in the Partner's home in order that the Partner may work on the Partnership's business while at home, (e) providing for transportation to customers' offices, (f) entertaining customers and prospective customers and (g) continuing the Partner's business-related education, including attendance at seminars and obtaining advanced educational degrees.

4.6 Duties and Obligations of the Managing Partner.

A. The Managing Partner shall prepare (or cause to be prepared) and file such amendments to this Agreement or any certificate of limited partnership as are required by law or as he deems necessary to cause this Agreement or any certificate of limited partnership to reflect accurately the agreement of the Partners, the identity of the Limiteds or the General Partners and the amounts of their respective Capital Contributions.

B. The Managing Partner shall prepare (or cause to be prepared) and file such tax returns and other documents, as are required by law or as he deems necessary, for the operation of the Partnership.

4.7 Liability for Acts and Omissions; Indemnification.

Neither the Managing Partner nor any General Partner shall be liable, responsible or accountable in damages or otherwise to any of the Partners for, and the Partnership shall indemnify and save harmless the Managing Partner and any General Partner from any loss or damage incurred by reason of, any act or omission performed or omitted by him in good faith on behalf of the Partnership and in a manner reasonably believed by him to be within the scope of the authority granted to him by this Agreement and in the best interests of the Partnership, provided that the Managing Partner or the General Partner shall not have been guilty of gross negligence or gross misconduct with respect to such acts or omissions and, further, provided that the satisfaction of any indemnification and any saving harmless shall be paid out of and limited to Partnership assets and no Partner shall have any personal liability on account thereof.

4.8 Dealing with an Affiliate.

The Managing Partner may for, in the name of and on behalf of, the Partnership enter into such agreements, contracts or the like with any Affiliate of any General Partner or with any General Partner, in an independent capacity, as distinguished from his capacity (if any) as a Partner, to undertake and carry out the business of the Partnership as if such Affiliate or General Partner were an independent contractor; and the Managing Partner may obligate the Partnership to pay reasonable compensation for and on account of any such services.


ARTICLE FIVE
MEETINGS AND VOTING OF PARTNERS

5.1 Meetings of General Partners; Voting at Such Meetings.

A. A meeting of General Partners shall be held (i) on the call of the Managing Partner after five (5) days Notice thereof has been delivered to the General Partners, or (ii) on at least 10 days Notice in advance to the General Partners, jointly signed by any five (5) General
Partners, specifying the date, place, hour and purposes of the meeting.

B. Except as otherwise expressly provided, at any meeting of the General Partners, each General Partner shall have voting power equal to his General Partner Percentage at the time of the meeting. A quorum for any purpose at any meeting of the General Partners shall exist if General Partners then holding more than 50% of the voting power of all General Partners are present or voting by proxy. Any General Partner may vote on any matter if not present in person, by general or specific written proxy given to another General Partner.
No proxy shall be valid after two (2) months from the date of its execution. General Partners may participate in any meeting by means of conference telephone or similar communications equipment whereby all persons participating in such meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

C. Unless otherwise permitted by the Managing Partner, the only matters to be voted upon by the General Partners at any meeting of the General Partners shall be those matters set forth in Sections 4.3 and
4.4 hereof.

5.2 Percentage of Voting Power for Partnership Decisions.

A. Except as otherwise specifically provided in this Agreement, the affirmative vote of more than 50% of the voting power of all General Partners shall determine all issues at any meeting of the General
Partners.

B. Any percentage of voting power of the General Partners required by this Agreement shall relate to the percentage of the total voting power of all General Partners entitled to vote on the issue and not to a percentage of the voting power of the General Partners present at a meeting.

5.3 Robert's Rules to Govern.

Except as otherwise specifically provided in this Agreement, all matters of parliamentary procedure at meetings of the General Partners shall be governed by Robert's Rule of order Revised. The Managing
Partner may appoint a parliamentarian.

5.4 Consent of General Partners in Lieu of a Meeting.

A. Notwithstanding anything to the contrary contained in this Agreement, any action required or permitted by this Agreement to be taken at any meeting of the General Partners may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Partners having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of the Partners.

B. Prompt Notice of the taking of any action pursuant to this Section
5.4 by less than unanimous written consent of the General Partners shall be given to those General Partners who have not consented in writing.

ARTICLE SIX
EVENT OF WITHDRAWAL OF A PARTNER

6.1 Voluntary Event of Withdrawal.
Any General Partner shall have the right to retire or voluntarily withdraw from the Partnership upon 30 days prior written notice to the Managing Partner. In the event that there is only one General Partner, he shall give notice to the Limiteds of his intent to withdraw from the Partnership at least 30 days prior to the date of withdrawal. Any Limited shall have the right to retire or voluntarily withdraw from the Partnership upon six (6) months prior written notice to the Managing Partner.

6.2 Withdrawal Upon Request.

The Managing Partner or any number of General Partners holding in the aggregate a majority of the General Partner Percentages, may request in writing that any Partner withdraw from the Partnership, and each Partner agrees that he will so withdraw within 30 days of the receipt of such request.

6.3 Return of Capital and Purchase of Interest.

A. In the event of any withdrawal by a Limited from the Partnership, pursuant to Sections 6.1 or 6.2 hereof, there shall be returned (subject to the provisions of Section 6.7 hereof) to the withdrawing Limited, within six (6) months after the actual date of his withdrawal, his Capital Contribution to the Partnership. In addition, such Limited shall receive (within 75 days after the actual date of his withdrawal) his pro rata share of any cash distributions to which he was entitled as set forth in Section 8.1 hereof, calculated as of the previous Valuation Date if such withdrawal takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such withdrawal takes place on or after the 16th day of a month. Until a Limited Partner's Capital Contribution is returned to him, he shall continue to receive all sums due him pursuant to Section 3.3B hereof.

B. In the event of any withdrawal by a General Partner from the Partnership, pursuant to Section 6.1 or 6.2 hereof (and subject to the provisions of Section 6.7 hereof), the remaining General Partners, or any of them shall have the option to purchase the General Partner Interest (including his Frozen Appreciation Amount) of the withdrawing General Partner, subject to the approval of the Managing Partner.
Such purchases shall be consummated within 60 days after the actual date of such withdrawal. The price of the General Partner Interest of the withdrawing General Partner shall be the value (as shown on the books of the Partnership) of his Frozen Appreciation Amount plus the value of such General Partner's Adjusted Capital Contribution, calculated as of the previous Valuation Date if such withdrawal takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such withdrawal takes place on or after the 16th day of a month. Goodwill, if any, and the Partnership name shall not be deemed assets or as having any property value in making the foregoing calculation. In addition, any withdrawing General Partner shall receive (within 75 days after the actual date of his withdrawal) his pro rata share of any cash distributions to which he is entitled as set forth in Section 8.1 hereof, calculated as of the previous Valuation Date if such withdrawal takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such withdrawal takes place on or after the 16th day of a month. Any General Partner Interest (including his Frozen Appreciation Amount) not purchased by the remaining General Partners within such 60 day period shall be converted (as of the actual date of his withdrawal) to that of a Subordinated Limited Partner interest and shall be redeemed by the Partnership within one (1) year, the specific date to be determined by the Managing Partner. Upon the conversion of a General Partner's Interest to that of a Subordinated Limited Partner, the General Partner Percentages of the remaining General Partners shall be recalculated (as of the actual date of withdrawal) on the same relative basis so as to aggregate 100% (and the related General Partner Adjusted Capital Contributions shall also be appropriately adjusted).

6.4 Death of a Limited.

In the event of the death of any Limited, the Capital Contribution of such deceased Limited shall be returned (subject to the provisions of Section 6.7 hereof) to his estate within six (6) months after the actual date of death of the Limited. In addition such Limited's estate shall receive (within 75 days after the actual date of death of the Limited) the Limited's pro rata share of any cash distributions to which such deceased Limited was entitled as set forth in Section 8.1 hereof, calculated as of the previous Valuation Date if such withdrawal takes place on or prior to the 15th day of a month or calculated as of the next Valuation Date if such withdrawal takes place on or after the 16th day of a month. Until a deceased Limited's Capital Contribution is returned to his estate, his estate shall continue to receive all sums which would have been due to such Limited pursuant to Section 3.3B hereof. As stated herein, all such payments shall be made to the estate of the deceased Limited unless the Partnership has received evidence, satisfactory to the Partnership, in its sole discretion, that such payments should be made to some other entity or person.

6.5 Death or Disability of a General Partner.

A. In the event of the death of a General Partner, the interest of the deceased General Partner in the Partnership shall terminate as of such date. The General Partner Interest (including his Frozen Appreciation Amount) of the deceased General Partner shall be treated in the same manner as that of a withdrawing General Partner pursuant to Section 6.3B hereof and subject to the provisions of 6.7 hereof with payment therefor being made, however, to the estate of the deceased General Partner. As stated herein, all such payments shall be made to the estate of the deceased General Partner unless the Partnership has received evidence, satisfactory to the Partnership, in its sole discretion, that such payments should be made to some other entity or person.

B. In the event of full or partial disability (as determined in the absolute discretion of the Managing Partner) of a General Partner under age 65 due to illness, accident, or injury, such General Partner shall be entitled to receive his normal share of Partnership Net Income notwithstanding his inability to perform his normal work functions, for a period of up to six (6) full months following the date he suffered the disability. If the disability shall continue for a period greater than six (6) months but less than one (1) year, then during such period of time the disabled General Partner shall be entitled to receive one-half (1/2) of his normal share of Partnership Net Income. If the disability shall continue for a period greater than one (1) year in length, then the disabled General Partner must terminate his status as a General Partner, unless otherwise directed by the Managing Partner. In event of termination, the General Partner Interest (including his Frozen Appreciation Amount) of the disabled General Partner shall be treated in the same manner as that of a withdrawing General Partner pursuant to Section 6.3B hereof.

6.6 General Partner Interest - 56th Birthday.

A General Partner shall not acquire any additional General Partner Interest after he reaches his 56th birthday. His General Partner Interest (including his Frozen Appreciation Amount) as it exists on his 56th birthday is his "Retiring Interest." On the first day of the calendar year following the year in which a General Partner's 56th birthday falls and on the first day of each subsequent calendar year, the General Partner shall sell 1/10th of this Retiring Interest to such other General Partners who have not attained 56 years of age, who are willing to purchase such additional interest, and who have received approval from the Managing Partner to make such purchase.
The sale price of the Retiring Interest shall be determined in the same manner as set forth in Section 6.3B hereof. Upon payment of the sales price to the selling General Partner by the purchasing General Partner, the books of the Partnership shall be adjusted as of the effective date of sale to show the appropriate reductions and increases in the General Partner Adjusted Capital Contributions (and related General Partner Percentages) of the selling and purchasing General Partners. Notwithstanding any other provisions of this Section to the contrary, the Managing Partner may exempt any General Partner from the application of this Section or modify the terms of the sale of any Retiring Interest as he deems advisable.

6.7 Restriction on Capital Contribution Return.

It is understood and agreed that the Capital Contributions of the Partners to the Partnership will be used, in part, by the Partnership as part of the Partnership's capital contribution to EDJ, a brokerage firm (which is regulated by the Securities and Exchange Commission and the New York Stock Exchange and other regulatory agencies), and that in order for the Partnership to return to any Partner his Capital Contribution (or any part thereof), the Partnership will have to obtain such funds from EDJ. Therefore, notwithstanding any other provision contained in this Agreement to the contrary, without the written consent of the Managing Partner, no Partner shall have returned to him (under any provision of this Agreement) his Capital Contribution or his General Partner's Adjusted Capital Contribution, if after giving effect thereto, the Partnership or any Affiliate thereof (including, but not limited to, EDJ) would, if such payment had been made directly by EDJ, be in violation of (i) any rule of the New York Stock Exchange Inc., (ii) any rule issued under the Securities Exchange Act of 1934, any agreement (cash subordination or otherwise) which has been entered into by the Partnership or any Affiliate thereof (including, but not limited to, EDJ) or (iv) any other law, rule or regulation to which the Partnership or any Affiliate thereof (including, but not limited to, EDJ) is subject. In the event there is returned to any Partner all or any portion of his Capital Contribution or his General Partner's Adjusted Capital Contribution and because of such return the Partnership or any Affiliate thereof (including, but not limited to, EDJ) violated any of the aforementioned rules, agreements or regulations, then such Partner hereby irrevocably agrees (whether or not such Partner had any knowledge or notice of such facts at the time of such return) to repay to the Partnership, its successors or assigns, the sum so returned to such Partner to be held by the Partnership pursuant to the provisions hereof as if such return had never been made; provided, however, that any suit for the recovery of any such return must be commenced within two years of the date of such return.

6.8 Liability of a Withdrawn General Partner.

If on the Event of Withdrawal of a General Partner the business of the Partnership shall continue, the General Partner who shall have withdrawn shall be and remain liable for all obligations and liabilities incurred by him as General Partner prior to such Event of Withdrawal, but he shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time of such Event of Withdrawal.

6.9 Effect of Event of Withdrawal.

Upon the withdrawal (by reason of death or otherwise) of a Partner the Partnership shall not dissolve and the business of the Partnership shall be continued by the remaining General Partners.

ARTICLE SEVEN
TRANSFERABILITY OF PARTNER INTERESTS

7.1 Restrictions on Transfer.

A. Each Partner agrees that he will not sell, pledge exchange, transfer or assign his interest in the Partnership to any Person without the express written consent of the Managing Partner.

B. Each Partner agrees that he will not sell or exchange any of his interest in the Partnership if the interest sought to be sold or exchanged, when added to the total of all other Partner interests sold or exchanged within the period of 12 consecutive months prior thereto, would, in the opinion of counsel for the Partnership, result in the Partnership being considered to have been terminated within the meaning of Section 708 of the Internal Revenue Code (or any successor statute).

C. Each Limited agrees that he will not sell, exchange, transfer or assign any of his interest in the Partnership unless, if required by the Partnership, the Partnership has received an opinion of counsel, satisfactory to the Partnership, that such transfer or assignment may be effected without registration of the Limited's interest under the Securities Act of 1933 or under any applicable state securities law.

D. Except as otherwise expressly provided in this Agreement, the death or withdrawal of a Partner shall terminate (as of such date) all his interest in the Partnership and neither the estate of a deceased Partner nor any other third party shall become or have any rights as a Partner.

E. Any sale, exchange, assignment or other transfer in contravention of any of the provisions of this Section 7.1 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

7.2 Substituted Limited Partners.

No Limited shall have a power to grant the right to become a substituted Limited to an assignee of any part of such Limited's
Partnership Interest.

ARTICLE EIGHT
DISTRIBUTIONS AND ALLOCATIONS

8.1 Distribution of Net Income.

A. All Net Income, if any, of the Partnership for each calendar year (except for Net Income generated in any transaction in connection with the dissolution and liquidation of the Partnership) shall be distributed in the following order of priority:

(i)Each Limited Partner shall be paid at least annually (with respect to such Limited Partner's Capital Contribution), from time to time, a total amount of cash equal to the product of Net Income times a percentage, calculated annually, which shall equal the product of the following three factors: (a) one-fourth of one percent (.0025) multiplied by (b) the quotient of $1,900,000 divided by the sum of the General Partners' Adjusted Capital Contributions multiplied by (c) the quotient of the total Capital Contribution of the respective Limited Partner divided by $25,000. This calculation of percentage of participation shall be made at the end of each calendar year and used in distributing Net Income earned during the following year. Notwithstanding the foregoing, for the year 1987 each Limited Partner shall be paid (with respect to such Limited Partner's Capital Contribution) a total amount of cash equal to the product of Net Income times a percentage which shall equal the product of the following three factors: (a) one-fourth of one percent (.0025) multiplied by (b) the quotient of $1,900,000 divided by $24,251,182 multiplied by (c) the quotient of the total Capital Contribution of the respective Limited Partner divided by $25,000.

(ii) Each Subordinated Limited Partner shall be paid, from time to time, a total amount of cash in each year equal to the product of (a) the then remaining Net Income times (b) a percentage derived by the following formula: (x) 50% of the Capital Contribution of the Subordinated Limited Partner (excluding any undistributed Net Income allocated to the Subordinated Limited Partner) divided by (y) the sum of (aa) 50% of the Capital Contributions of all the Subordinated Limited Partners plus (bb) the Adjusted Capital Contributions of the General Partners (less any Net Income allocated to the General Partners which is not scheduled to be retained by the Partnership). In the event the Capital Contribution of a Subordinated Limited Partner has been reduced by the operation of Section 8.1B hereof (the "Reduced Amount"), then each Subordinated Limited Partner shall have right to make additional cash Capital Contributions to the Partnership from any cash to be distributed to such Subordinated Limited Partner pursuant to this Section 8.lA(ii) up to the Reduced Amount.

(iii)There shall be set apart a sum equal up to 8% of the remaining Net Income. Of such 8%, if any is set apart, there shall be distributed 62.5% thereof among the General Partners on the basis of individual merit as determined by the Managing Partner. Of such 8%, if any is set apart, there shall be distributed 37.5% thereof among the General Partners on the basis of individual need as determined by the Managing Partner.

(iv)It is intended that a sum equal to 30% of the remaining Net Income will be retained by the Partnership as capital and shall be credited to the Adjusted Capital Contributions of the General Partners in a proportion equal to their then respective General Partner Percentages. Such amount shall not be withdrawn by the General Partners. Notwithstanding the foregoing, the decision of whether to make this retention of capital in accordance with this Section or whether to vary the amount of capital to be retained in any given year, is vested in the Managing Partner, and it is agreed that his decision in this matter shall be final.

(v)The balance of the Net Income remaining, if any, shall be distributed among the General Partners in proportions to their General Partner Percentages.

B. In any year in which there is a Net Loss and the Partnership is not dissolved and liquidated in accordance with Section 8.2 hereof, such Net Loss, on the books of the Partnership, shall be borne by the Subordinated Limited Partners to the extent as set forth in the formula described in Section 8.lA(ii) hereof and the balance shall be borne by the General Partners in proportion to their respective General Partner Percentages. Any such Net Losses borne by the Subordinated Limited Partners shall only be applied against and reduce their respective Capital Contributions. The total amount of all such Net Losses to be borne by the Subordinated Limited Partners may never exceed the total amount of the Capital Contributions of the Subordinated Limited Partners as shown on the books of the Partnership.

C. Notwithstanding the foregoing, where losses are caused by the willful neglect or default, the gross negligent conduct, or the intentional negligent conduct of any Partner, those net cash losses shall be borne solely and made good by the Partner so causing the net cash loss.

D. Notwithstanding any other provision of this Agreement to the contrary, the aggregate interest of the General Partners in each material item of Partnership income, gain, loss, deduction, preference or credit shall be equal to at least one percent (1%) of each such item at all times during the existence of the Partnership.

8.2 Distributions Upon Dissolution.

A. Upon the dissolution of the Partnership as a result of the occurrence of any of the events set forth in Section 2.4 hereof, the Managing Partner shall proceed to liquidate the Partnership, and the proceeds of liquidation (the "Proceeds of Liquidation") shall be applied and distributed in the following order of priority:

(i)To the payment of debts and liabilities of the Partnership, including the expenses of liquidation.

(ii)To the payment of any accrued but unpaid amounts due under Section
8.1 hereof.

(iii)To the repayment of the Capital Contributions of the Limited
Partners.

(iv)To the repayment of the Capital Contributions of the Subordinated Limited Partners.

(v)To the repayment of the General Partners' Adjusted Capital
Contributions.

(vi)The balance of the Proceeds of Liquidation, if any, shall be distributed to the General Partners in proportion to their respective General Partner Percentages.

B. Notwithstanding the foregoing, in the event the Managing Partner shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Managing Partner, in order to avoid such loss, may, after having given Notice to all the Limiteds, either defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership debts and obligations, or distribute the assets to the Partners in kind.

C. Net Income generated by transactions in connection with the dissolution and liquidation of the Partnership shall be allocated in accordance with Section 8.2A hereof.

8.3 Distribution of Frozen Appreciation Amount.

Notwithstanding the provisions of Section 8.1 or 8.2 hereof, in the event any tract of Real Estate or any Exchange Seat is sold, then there shall be distributed from the net proceeds of such sale (prior to making any distributions pursuant to the provisions of Section 8.1 or 8.2 hereof) to each General Partner an amount equal to his Frozen Appreciation Amount with respect to such tract of Real Estate or Exchange Seat. The balance of any proceeds resulting from any such sale shall then be distributed in accordance with Sections 8.1 or 8.2 hereof or shall otherwise be used or retained by the Partnership as provided herein.

8.4 Sale of Assets to Third Party.

A. In the event the Partnership shall sell or otherwise dispose of, at one time, all, or substantially all, of its assets (a "Sale") to any one Person or to any one Person and its Affiliates and the Partnership is thereafter liquidated within 180 days, then the provisions of this
Section 8.4 shall be applicable with respect to the order of priority of distribution of the Proceeds of Liquidation.

B. For the purposes of this Section 8.4 the term "substantially all" shall be deemed to mean assets of the. Partnership representing 80% or more of the net book value of all of the Partnership's assets determined as of the end of the most recently completed fiscal year.

C. Prior to making any payments to the General Partners pursuant to
Section 8.2A(vi) hereof (but after making all other payments required by Section 8.2A and all payments required by Section 8.3 hereof) the Partnership shall distribute: (i) to the Limited Partners a percentage of the Premium (as hereinafter defined) equal to the same percentage of the Net Income of the Partnership which the Limited Partners shall receive (pursuant to Section 8.lA hereof) from the Partnership for the current fiscal year of the Partnership; and (ii) to the Subordinated Limited Partners an amount equal to the product of the Premium (remaining after the payment required by Section 8.4C(i) hereof) times a fraction the numerator of which is the total Capital Contributions of the Subordinated Limited Partners (on the date of the Sale) and the denominator of which is (X) the total Capital Contributions of the Subordinated Limited Partners (on the date of the Sale) plus (Y) the total of the Adjusted Capital Contributions of the General Partners (on the date of the Sale).

D. "Premium" means the Proceeds of Liquidation remaining after the payment of the items set forth in Sections 8.2A(i), (ii), (iii), (iv) and (v) hereof.

E. Any amounts payable to the Limiteds pursuant to this Section 8.4 shall be disbursed pro-rata to the Limiteds based on their Capital Contributions on the date of the Sale.

F. Neither the Partnership nor the General Partners shall have any obligation to cause a Sale to occur.

8.5 Other Sales or Dispositions to Third Party.

In the event the Partnership, in a transaction (dealing with all or substantially all of the business of the Partnership) not covered by
Section 8.4 hereof (but similar in scope to such a transaction), sells assets, merges or has a public offering, it is hereby stated that it is the intention of the General Partners that the Limiteds shall share in any "profit" or "premium" recognized from such transaction.
Because it is impossible at this time to foresee all possible factual situations that may occur with respect to a given transaction, it is equally impossible to determine a fair, just and equitable formula at this time to distribute a portion such "profit" or "premium" to the Limiteds. It is stated, however, at this time, as a matter of policy of the Partnership that it is the intention of the General Partners to allow the Limiteds to share a portion of such "profit" or "premium" (assuming any "profit" or "premium" is also actually distributed to the General Partners) in a fair, just and equitable manner in such amount, if any, as determined in the sole and absolute discretion of the Managing Partner at the time of such transaction. In making such determination of such amount, if any, the Managing Partner shall not be bound by the formula set forth in Section 8.4 hereof. Neither the Partnership nor the General Partners shall have any obligation, however, to cause such transaction to occur and no Limited shall have any right to bring any cause of action against the Partnership or its General Partners by reason of any statement made in this Section 8.5.

8.6 Allocation of Profits and Losses for Tax Purposes.

A. Except as provided in Sections 8.6B, C or D hereof, all Profits And Losses For Tax Purposes of the Partnership shall be allocated as follows:

(i)In any calendar year in which the Partnership has a net profit for tax purposes, to the Partners with each Partner sharing therein in the proportion that Net Income distributed to the Partner and/or credited to the Adjusted Capital Contribution of the Partner bears to all Net Income of the Partnership for the calendar year.

(ii)In any calendar year in which the Partnership has a net loss for tax purposes, first to the Subordinated Limited Partners with each Subordinated Limited Partner bearing an amount of loss to the extent set forth in the formula described in Section 8.lA(ii) hereof; provided, however, that the total amount of losses allocated to a Subordinated Limited Partner shall not reduce such Partner's Capital Account below zero (determined after taking into account all prior or contemporaneous cash distributions and all prior or contemporaneous allocations of income, gain, loss, deduction or credit and as determined at the close of the taxable year in respect of which such loss or deduction is to be allocated); and any remaining losses shall be allocated to the General Partners in proportion to their respective General Partner percentages.

B. The Managing Partner is authorized to allocate Profits and Losses For Tax Purposes arising in any calendar year differently than otherwise provided for in this Section 8.6 to the extent that the Managing Partner determines, in his discretion, that such modifications are appropriate to cause the allocations to comply with the principles of Section 704 of the Internal Revenue Code and such modifications are in the overall best interests of the Partners. Any allocation made pursuant to this Section 8.6B shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article Eight and no amendment of this Agreement or approval of any Partner shall be required.

C. Notwithstanding any other provisions of this Agreement to the contrary, if the amount of any Partnership Minimum Gain at the end of any taxable year is less than the amount of such Partnership Minimum Gain at the beginning of such taxable year, there shall be allocated to any Partner having a negative Capital Account at the end of such taxable year (determined after taking into account any adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) gross income and gain (in respect of the current taxable year and any future taxable year) in an amount sufficient to eliminate such negative Capital Account in compliance with Treasury Regulations Section 1.704-1(b)(4)(iv)(e).

Such allocation of gross income and gain shall be made prior to any other allocation of profits and losses for tax purposes. Any such allocation of gross income or gain pursuant to this Section 8.6C shall be in proportion with such negative Capital Accounts of the Partners and such allocations of gross income and gain shall be taken into account, to the extent feasible, in computing subsequent allocations of Profits and Losses For Tax Purposes of the Partnership so that the net amount of all items allocated pursuant to each Partner pursuant to this Article Eight shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article Eight if the allocations made pursuant to the first sentence of this Section 8.6C had not occurred.

D. Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Section 8.6C hereof, if any Limited Partner or Subordinated Limited Partner receives any adjustment, allocations, or distributions described in Treasury Regulations
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that reduces such Partner's Capital Account below zero or increases the negative balance in such Partner's Capital Account, gross income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate any negative balance in his Capital Account created by such adjustments, allocations, or distributions as quickly as possible in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
Any such allocation of gross income or gain pursuant to this Section 8.6D shall be in proportion with such negative Capital Accounts of such Partners. Any allocations of items of gross income or gain pursuant to this Section 8.6D shall (i) not duplicate any allocations of gross income or gain made pursuant to Section 8.6C hereof, and
(ii) be taken into account, to the extent feasible, in computing subsequent allocations of Profits and Losses For Tax Purposes of the Partnership, so that the net amount of all items allocated to each Limited Partner and Subordinated Limited Partner pursuant to this Article Eight shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article Eight if such adjustments, allocations or distributions had not occurred.

E. If and to the extent upon dissolution of the Partnership pursuant to Section 2.4 hereof the allocations under Section 8.6A are inconsistent with the following provision, then such allocations shall be adjusted to conform to the following provision: income and gain (whether ordinary income, gain under Section 1231 of the Internal Revenue Code, or capital gain) from disposition of all remaining Partnership assets shall be allocated among the Partners so that the positive balance of each Partner's Capital Account is equal to the cash to be distributed to such Partner pursuant to Article 8.2 determined after all Capital Accounts have been adjusted to reflect the allocations of Profits and Losses For Tax Purposes of the Partnership and cash distributions made pursuant to Section 8.1 hereof.

ARTICLE NINE
BOOKS, RECORDS AND REPORTS,
ACCOUNTING, TAX ELECTIONS, ETC.

9.1 Books, Records and Reports.

A. Proper and complete records and books of account shall be kept (or caused to be kept) by the Managing Partner in which shall be entered all transactions and other matters relative to the Partnership's business. The Partnership's books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied. The books and records shall at all times be maintained at the principal office of the Partnership and shall be open for examination and inspection by the Partners or by their duly authorized representatives during reasonable business hours. In particular, the following books and records shall be kept:

(i)a current list and a past list of the full name and last known mailing address of each Partner, specifying the General Partners and the Limited Partners and the Subordinated Limited Partners, in alphabetical order, including the date of admission or withdrawal of each Partner. To the extent provided by the Missouri Act, these lists shall be provided to the Secretary of State of Missouri, without cost, upon his written request;

(ii)a copy of the Certificate of Limited Partnership and all Certificates of Amendment thereto, together with executed copies of any Powers of Attorney pursuant to which any Certificate has been executed;

(iii)copies of the Partnership's federal, state and local income tax returns and reports, if any, for the three most recent fiscal years; and

(iv)copies of any written Partnership Agreements in effect and any financial statements of the Partnership for the three most recent years.

B. The Managing Partner shall have prepared at least annually, at the Partnership's expense, financial statements (balance sheet, statement of income or loss, partners' equity, and changes in financial position) prepared in accordance with generally accepted accounting principles which shall fairly reflect the Partnership's financial position at the date ' shown and its results of operations for the period indicated. Copies of such statements and report shall be made available to the Partners annually.

C. The Managing Partner shall have prepared at least annually, at the Partnership's expense, a report containing Partnership information necessary in the preparation of the Partners' federal income tax returns. Copies of such report shall be distributed to each Partner as promptly as possible.

9.2 Bank Accounts.

The bank accounts of the Partnership shall be maintained in such banking institutions as the Managing Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the Managing Partner may determine.

9.3 Depreciation and Elections.

A. All elections required or permitted to be made by the Partnership under the Internal Revenue Code shall be made by the Managing Partner.

B. Notwithstanding anything to the contrary in this Section 9.3, the Managing Partner shall not be responsible for initiating any change in accounting methods from the methods initially chosen.

C. The Managing Partner is hereby designated as the "Tax Matters
Partner" under Section 6231(a)(7) of the Internal Revenue Code.

9.4 Fiscal Year.

The fiscal year of the Partnership shall be the calendar year for tax purposes.

ARTICLE TEN
GENERAL PROVISIONS

10.1 Appointment of Attorneys-in-Fact.

A. Each Partner, by the execution hereof, hereby irrevocably constitutes and appoints John W. Bachmann, Lawrence R. Sobol, and the then Managing Partner (at any time the Managing Partner is not John W. Bachmann), his true and lawful attorney-in-fact, and each of them, with full power and authority in his name, place and stead, to execute or acknowledge under oath, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement including:

(i)All certificates and other instruments (including this Agreement or any certificate of limited partnership and any amendment thereof) which the Managing Partner deems appropriate to qualify or continue the Partnership as a limited partnership under the Missouri Act (or a partnership in which the Limited Partners will have limited liability comparable to that provided by the Missouri Act) or under the laws of any other jurisdiction in which the Partnership may conduct business;

(ii)All amendments to this Agreement or any certificate of limited partnership which are required to be filed or which the Managing Partner deems to be advisable to file;
(iii)All instruments which the Managing Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement;

(iv)All conveyances and other instruments which the Managing Partner deems appropriate to reflect the dissolution and termination of the Partnership; and

(v)All other instruments, documents or contracts (including, without limiting the foregoing, any deed, lease, mortgage, note, bill of sale, contract, trust agreement, guarantee, partnership agreement, indenture, underwriting agreement or any instrument or documentation which may be required to be filed (or which the Managing Partner deems advisable to file) by the Partnership under the laws of any state or by any governmental agency) requisite to carrying out the intent and purpose of this Agreement and the business of the Partnership and its Affiliates.

B. The appointment by all Limited Partners of John W. Bachmann, Lawrence R. Sobol, and the then Managing Partner (at any time the Managing Partner is not John W. Bachmann), as attorney-in-fact, and each of them, shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of John W. Bachmann, Lawrence
R. Sobol, and the then Managing Partner (at any time the Managing Partner is not John W. Bachmann), and each of them, to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership. The foregoing power of attorney shall survive the death, disability or incompetency of a Partner or the assignment by any Partner of the whole or any part of its interest hereunder.

10.2 Word Meanings.

The words such as "herein", "hereinafter", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

10.3 Binding Provisions.

The covenants and agreements contained herein shall be binding upon, and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

10.4 Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri.

10.5 Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart, except that no counterpart shall be binding unless signed by the Managing Partner.

10.6 Entire Agreement.

This Agreement contains the entire agreement between the parties and supersedes all prior writings or representations.

10.7 Separability of Provisions.

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereby are determined to be invalid or unenforceable such validity or unenforceability shall not impair the operation of or affect any other portion of this Agreement and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

10.8 Representations.

Each person who becomes a Limited hereunder does hereby represent and warrant by the signing of a counterpart of this Agreement or an amendment to this Agreement that the Partnership interest acquired by him was acquired for his own account, for investment only, not for the interest of any other person and not for resale to other persons or for further distribution. The Managing Partner has not made and hereby makes no warranties or representations other than those specifically set forth in this Agreement.

10.9 Section Titles.

Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

10.10 Partition

The Partners agree that the Partnership's assets are not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all right he may have to maintain any action for partition of any of the Partnership's assets.

10.11 No Third Party Beneficiaries

This Agreement is made solely and specifically for the benefit of the Partners and their respective successors and permitted assigns, and no other person whatsoever shall have any rights, interests or claims hereunder or be entitled to any benefits hereunder or on account of this Agreement as a third party beneficiary or otherwise.
10.12 Arbitration

Any dispute hereunder shall be settled by arbitration in St. Louis County, Missouri, in accordance with the Code of Arbitration Procedure of the National Association of Securities Dealers, Inc., as then in effect. The parties consent to the jurisdiction of the Supreme Court of the State of Missouri and of the United States District Court for the Eastern District of the State of Missouri for all purposes in connection with arbitration. The award entered by the arbitrator(s) shall be final and binding on all parties to the arbitration. Each party shall bear its respective arbitration expenses and shall each pay fifty percent (50%) of the arbitrator's charges and expenses.

10.13 Amendments.

In addition to the amendments otherwise authorized herein, this Agreement may be amended, from time to time, without the consent or approval of (and without prior notice to) any Limited, by the Managing Partner or by the affirmative vote of General Partners.holding an aggregate of at least a majority of the total General Partner Percentages. In particular, but without limiting the foregoing, the interests of the Limited Partners and the Subordinated Limited Partners in the Net Income or the Proceeds of Liquidation of the Partnership or in any other allocation or distribution to be received by them from the Partnership pursuant to Article Eight hereof or otherwise may be reduced or increased or otherwise modified in accordance with this Section 10.13 without the consent or approval of (and without prior notice to) any Limited.

10.14 Revocable Trusts.

Notwithstanding anything to the contrary herein contained, it is recognized that certain of the Partners are not persons but are revocable trusts ("Trusts"), the grantors of which ("Grantors"), except for the transfer of their partnership interests to (or the designation of) such Trusts created by them, would be the Partners. Thus, when used herein the phrases "General Partner", "Limited Partner", "Limited", "Partner" or "Subordinated Limited Partner" shall be deemed, when the context hereof so requires (such as, without limiting the generality of the foregoing, death, disability or withdrawal of a Partner, gross negligent conduct of a General Partner, a General Partner receiving a guaranteed draw for services rendered, General Partner required submission of tax returns, sale by a General Partner of Retiring Interests after his 56th birthday) to be a reference to the Grantor of such Trust. In addition, to the extent that any General Partner has obligations or liabilities imposed upon such General Partner pursuant to this Agreement, then, if such General Partner is a Trust, such General Partner, by such General Partner's signature hereto (and the Grantor of such Trust by such Grantor's signature hereto), hereby agrees that said obligations and liabilities are also obligations and liabilities of such Grantor.

IN WITNESS WHEREOF, the undersigned has executed this Sixth Amended and Restated Agreement of Limited Partnership as of the day and year first above written.

GENERAL PARTNER:




John W. Bachmann

GENERAL PARTNERS AS SHOWN IN
THE BOOKS AND RECORDS OF THE
PARTNERSHIP*


*By
John W. Bachmann
Attorney-In-Fact

LIMITED PARTNERS AS SHOWN IN THE
BOOKS AND RECORDS OF THE PARTNERSHIP*


*By
John W. Bachmann
Attorney-In-Fact

SUBORDINATED LIMITED PARTNERS AS
SHOWN IN THE BOOKS AND RECORDS OF
THE PARTNERSHIP*


*By
John W. Bachmann


Attorney-In-Fact